UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri 63043 (Address of principal executive offices) (Zip Code)

(314) 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On July 15, 2015, in connection with various transactions between our subsidiary TerraForm Global, Inc. (“Global, Inc.”) and our subsidiary TerraForm Global LLC (“Global LLC” and together with Global, Inc., “TerraForm Global”) and Renova Energia, S.A. (“Renova”) described below, SunEdison, Inc. (“SunEdison,” “we” or “our”) entered into a securities purchase agreement (the “Purchase Agreement”) with Light Energia S.A. (“Light”), pursuant to which we agreed to acquire all of Light’s ownership interest in Renova, which represents approximately 15.87% of the outstanding shares of Renova. The purchase price for the acquisition is $250 million, which is payable in shares of SunEdison common stock. Pursuant to the Purchase Agreement, we are required to file a prospectus supplement covering the resale of the shares of SunEdison common stock to be issued by us to Light in order for such shares to be freely tradeable. The Purchase Agreement is subject to the consummation of TerraForm Global’s acquisition of the three operating projects from Renova described below and other customary closing conditions, including the receipt of Brazilian regulatory approvals.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed by SunEdison in accordance with SEC rules.
Item 8.01    Other Events.
On July 15, 2015, TerraForm Global signed three agreements with Renova to acquire three wind and hydro-electric projects (collectively, the “Renova Agreements”), each contingent on the consummation of the initial public offering of Global, Inc.’s Class A common stock. The projects are located in Brazil and have capacity of 336.2 MW in the aggregate. The aggregate cash consideration payable for these three acquisitions is expected to be $527.8 million, payable in cash and shares of Global, Inc.’s Class A common stock. Upon the closing of the acquisitions related to the Renova Agreements, Renova will be entitled to appoint one member to Global, Inc.’s board of directors, and such right will continue so long as Renova holds at least 40% of the Class A common stock it receives in connection with the transaction.
Also on July 15, 2015, TerraForm Global entered into an agreement with Renova (the “Backlog Agreement”) pursuant to which TerraForm Global committed, subject to certain significant conditions, to acquire twelve Brazilian wind and hydro-electric projects between 2016 and 2020 representing an aggregate capacity of 2,495.2 MW (the “Renova Backlog Projects”). The Renova Backlog Projects are in various stages of planning and development, and this commitment is subject to significant conditions, along with satisfactory due diligence, regulatory approvals and certain third party consents, and each project must also meet certain technical and operational requirements. If the significant conditions and other contingencies described above are met and all twelve projects are acquired, the aggregate consideration is currently estimated to be approximately $5 billion, based on current market conditions but remains subject to change. The price to be paid for each project is subject to an adjustment mechanism based upon a variety of factors that have been agreed to by the parties and therefore is subject to changes, which could be material. TerraForm Global subsequently assigned its rights and obligations under the Backlog Agreement to SunEdison.
TerraForm Global and Renova also entered into several arrangements granting call rights and rights of first refusal with respect to certain of Renova’s other current and future projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	July 21, 2015	By:	/s/ Martin H. Truong
Martin H. Truong Senior Vice President, General Counsel and Corporate Secretary